                                  EXHIBIT 99.5

                  FORM OF Z MEDIA, INC. STOCK OPTION AGREEMENT

                                                                    EXHIBIT 99.5

                                  Z MEDIA, INC.

                            1999 STOCK INCENTIVE PLAN

                             STOCK OPTION AGREEMENT

                    (WITH EXERCISE BEFORE VESTING PERMITTED)

         Z Media, Inc., a Delaware corporation (the "Company"), hereby grants an option to purchase its Common Stock to the optionee named below. The terms and conditions of the option are set forth in this Stock Option Agreement and in the Company's 1999 Stock Incentive Plan (the "Plan").

I.       GRANT INFORMATION

Date of Grant:                                  __________, 199__

Name of Optionee:                               ________________________________

Optionee's Social Security Number:              ________-______-________

Type of Option:                                 __ Incentive ("ISO")
                                                __ Nonstatutory ("NSO")

Number of Shares of Common Stock:               ___________

Exercise Price per Share:                       $__________

Vesting Start Date:                             __________, 199__

Vesting Schedule: Subject to attached Terms and Conditions, the option shall vest as to 12/48ths of the shares on the first anniversary of the Vesting Start Date and shall vest as to 1/48th of the shares at the end of each full month thereafter.

         BY SIGNING BELOW, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS STOCK OPTION AGREEMENT, INCLUDING THE ATTACHED TERMS AND CONDITIONS, NOTICE OF EXERCISE AND PLAN.

Optionee:
           ---------------------------------------------------------------------
                                   (Signature)

Company:
         -----------------------------------------------------------------------
                                   (Signature)

Title:
        ------------------------------------------------------------------------

II.      TERMS AND CONDITIONS

         1. VESTING. Your option vests during your Service on the dates specified in the first page of this Stock Option Agreement. Vesting will cease if your Service terminates for any reason.

         2. SERVICE; LEAVES OF ABSENCE. Your Service shall cease when you cease to be actively employed by, or a consultant or adviser to, the Company (or any subsidiary) as determined in the sole discretion of the Board. For purposes of your option, your Service does not terminate when you go on a BONA FIDE leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether your option is entitled to ISO status, your Service will be treated as terminating ninety (90) days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends, unless you immediately return to active work. The Company determines which leaves count toward Service, and when your Service terminates for all purposes under the Plan.

         3. TERM OF OPTION. Your option expires on the day before the 10th anniversary of the Date of Grant, and will expire earlier if your Service terminates as follows:

         (a) REGULAR TERMINATION. If your Service terminates for any reason except cause, death or Disability, then your option will expire at the close of business at Company headquarters three (3) months after your termination date.

         (b) CAUSE. If your Service terminates for cause (as defined by the Company and consistent with applicable law), your option will expire immediately.

         (c) DEATH. If you die while in Service, then your option will expire at the close of business at Company headquarters on the date six (6) months after the date of death. During that six (6) month period, your estate or heirs may exercise the vested portion of your option.

         (d) DISABILITY. If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date six (6) months after your termination date. Disability shall have the meaning set forth in section 22(e)(3) of the Code.

4.       EXERCISE OF OPTION.

         (a) LEGAL RESTRICTIONS. The Company will not permit you to exercise your option if the issuance of Common Stock at that time would violate any law or regulation. You represent and agree that the Common Stock to be acquired upon exercising your option will be acquired for investment, and not with a view to the sale or distribution thereof. If the sale of Common Stock under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, you shall represent and agree at the time of exercise to make such representations as are deemed necessary or appropriate by the Company and its counsel.

         (b) METHOD OF EXERCISE. To exercise your option, you must complete and file the Company's "Notice of Exercise" form at the address given on the form, together with full payment. The Notice of Exercise will be effective when it is received by the Company. If someone else wants to exercise your option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

         (c) FORM OF PAYMENT. When you submit a Notice of Exercise, you must include payment of the aggregate Exercise Price for the Common Stock you are purchasing. Payment may be made in one (or a combination) of the following forms.

         o        Your personal check, a cashier's check or a money order.

         o Your delivery of shares of Common Stock that have been owned by you for at least six months (or such other period of time as may be necessary to avoid adverse accounting consequences to the Company).

         o To the extent that the Common Stock is publicly traded, your delivery, on a form prescribed by the Company, of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Stock and to deliver all or part of the sales proceeds to the Company.

         o To the extent that the Common Stock is publicly traded, your delivery, on a form prescribed by the Company, of an irrevocable direction to pledge all or part of the Common Stock to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

         (d) WITHHOLDING TAXES. You will not be allowed to exercise your option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or the sale of Common Stock acquired upon exercise of your option.

         5. EXERCISE OF OPTION BEFORE VESTING ("EARLY EXERCISE"). You may exercise your option before it is fully vested.

         Common Stock received upon the exercise of the unvested portion of your option shall be subject to the Company's right of repurchase, which right of repurchase shall lapse at the rate and at such times the option would have vested had there been no exercise. The Company's right of repurchase shall terminate ninety (90) days after the later of (a) your Service termination or
(b) your date of exercise.

         The certificates for the Common Stock subject to the Company's right of repurchase shall be deposited in escrow with the Secretary of the Company to be held as described herein. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached. The deposited certificates, shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below.

         All regular cash dividends on the Common Stock (or other securities at the time held in escrow) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Company's outstanding Common Stock as a class effected without receipt of consideration, any new, substituted or additional securities or other property which is by reason of such transaction distributed shall be immediately delivered to the Secretary of the Company to be held in escrow hereunder, but only to the extent the Common Stock is at the time subject to the escrow requirements hereof.

         The Common Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company for repurchase and cancellation:

         o As your interest in the Common Stock vests, the certificates for such vested Common Stock shall be released from escrow and delivered to you, at your request, in accordance with the following schedule:

                  - The initial release of any vested Common Stock (or other vested assets and securities) from escrow shall be effected within thirty (30) days following the expiration of the initial twelve (12) month period measured from the Vesting Start Date.

                  - Subsequent releases of any vested Common Stock from escrow shall be effected at annual intervals thereafter, with the first such annual release to occur twenty-four (24) months after the Vesting Start Date.

                  - Upon termination of your Service, any escrowed Common Stock in which you are at the time vested shall be promptly released from escrow.

         o Should the Company exercise its right of repurchase with respect to any unvested Common Stock held at the time in escrow hereunder, then the escrowed certificates for such unvested Common Stock shall, concurrently with the payment of the purchase price for such Common Stock, be surrendered to the Company for cancellation, and you shall have no further rights with respect to such Common Stock.

         o Should the Company elect not to exercise its right of repurchase with respect to any Common Stock held at the time in escrow hereunder, then the escrowed certificates for such Common Stock shall be surrendered to you.

         6. RESALE RESTRICTIONS/MARKET STAND-OFF. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company's initial public offering, you shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters, not to exceed one hundred eighty (180) days. To enforce the provisions of this paragraph, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period. You may not sell any Common Stock at a time when applicable laws, regulations or Company or underwriter trading policies prohibit a sale.

         7. RIGHT OF FIRST REFUSAL. If you propose to sell, pledge or otherwise transfer to a third party any Common Stock acquired under this Stock Option Agreement, or any interest in such Common Stock, the Company shall have the "Right of First Refusal" with respect to all (and not less than all) of such Common Stock. If you desire to transfer Common Stock acquired under this Stock Option Agreement, you must give a written notice ("Transfer Notice") to the Company describing fully the proposed transfer, including the number of shares proposed to be transferred, the proposed transfer price and the name and address of the proposed transferee. The Transfer Notice shall be signed both by you and by the proposed new transferee and must constitute a binding commitment of both parties to the transfer of the Common Stock. The Company shall have the right to purchase all, and not less than all, of the Common Stock on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted in the next paragraph) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company.

         If the Company fails to exercise its Right of First Refusal before or within thirty (30) days after the date when it received the Transfer Notice, you may, not later than ninety (90) days following receipt of the Transfer Notice by the Company, conclude a transfer of the Common Stock subject to the Transfer Notice on the terms and conditions described in the Transfer Notice. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by you, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in the paragraph above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Common Stock on the terms set forth in the Transfer Notice within sixty (60) days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that if the Transfer Notice provided that payment for the Common Stock was to be made in a form other than lawful money paid at the time of transfer, the Company shall have the option of paying for the Common Stock with lawful money equal to the present value of the consideration described in the Transfer Notice.

         The Company's Right of First Refusal shall inure to the benefit of its successors and assigns, shall be freely assignable in whole or in part and shall be binding upon any transferee of the Common Stock. The Company's right of First Refusal shall terminate if the Company's Common Stock is listed on an established stock exchange or is quoted regularly on the Nasdaq Stock Market.

         8. TRANSFER OF OPTION. Prior to your death, only you may exercise your option. You cannot transfer or assign your option. For instance, you may not sell your option or use it as security for a loan. If you attempt to do any of these things, your option will immediately become invalid. You may, however, dispose of your option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual's interest in your option in any other way.

         9. NO RETENTION RIGHTS. Your option does not give you the right to be retained by the Company (or any subsidiaries) in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

         10. SHAREHOLDER RIGHTS. You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your fully vested Common Stock has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

         11. ADJUSTMENTS TO COMMON STOCK. In the event of a stock split, a stock dividend or a similar change in the Company's Common Stock, the number of shares covered by your option and the exercise price per share may be adjusted pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger or consolidation in the event the Company is subject to such corporate activity, as described in the Plan.

         12. LEGENDS. All certificates representing the Common Stock issued upon exercise of your option shall, where applicable, have endorsed thereon any legends required by applicable law, including the following legends:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS, INCLUDING RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SECURITIES AND CERTAIN REPURCHASE RIGHTS IN FAVOR OF THE COMPANY UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE NOT REQUIRED."

         13. APPLICABLE LAW. This Agreement will be interpreted and enforced under the laws of the State of California.

         14. INCORPORATION OF PLAN BY REFERENCE. The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

         This Agreement and the Plan constitute the entire understanding between you and the Company regarding your option. Any prior agreements, commitments or negotiations concerning your option are superseded.

                               NOTICE OF EXERCISE
                               (exercise by check)

Z Media, Inc.

------------------------------

------------------------------
Attn:  Chief Financial Officer

         Re:  Exercise of Stock Option

Dear Sir or Madam:

         Pursuant to the Stock Option Agreement dated __________, 199___ (the "Stock Option Agreement") and the Company's 1999 Stock Incentive Plan (the "Plan"), I hereby elect to purchase _____________ shares of the Common Stock of the Company at aggregate exercise price of $__________. I enclose payment and other documents (check all that are applicable):

         |_|      My check in the amount of $___________;

         |_| If I am exercising an unvested option, I also enclose an executed Assignment Separate From Certificate. I am aware of the tax consequences of exercising before my options is vested, including the requirement that I file any election under Section 83(b) of the Internal Revenue Code within 30 days of my exercise.

         The Common Stock is to be issued and registered in the name(s) of:

                               --------------------------

                               --------------------------

         I understand that there may be tax consequences as a result of the purchase or disposition of the Common Stock, and I have consulted with any tax consultants I wished to consult and I am not relying on the Company for any tax advice. I understand that my exercise is governed by my Stock Option Agreement and the Plan and agree to abide by and be bound by their terms and conditions. I represent that the Common Stock is being acquired solely for my own account and not as a nominee for any other party, or for investment, and that I will not offer, sell or otherwise dispose of any such Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

         Dated:  __________, 199__.

                                               ---------------------------------
                                                          (Signature)


                                               ---------------------------------
                                                       (Please Print Name)


                                               ---------------------------------


                                               ---------------------------------
                                                           (Address)

                      ASSIGNMENT SEPARATE FROM CERTIFICATE


         FOR VALUE RECEIVED and pursuant to that certain Stock Option Agreement dated as of __________, 199__, the undersigned hereby sells, assigns and transfers unto ___________________________ (__________) shares of the Common
Stock of Z Media, Inc., a Delaware corporation, standing in the undersigned's name on the books of said corporation represented by certificate No. _________ herewith, and does hereby irrevocably constitute and appoint ________________________________________ attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

         Dated:  __________, 19__.



                                               ---------------------------------
                                                          Signature



                                               ---------------------------------
                                                          Print Name

             TAX CONSEQUENCES RELATED TO YOUR INCENTIVE STOCK OPTION

         THIS MEMORANDUM IS PROVIDED TO YOU MERELY AS A SERVICE AND IS NOT MEANT TO ADVISE YOU AS TO YOUR PERSONAL TAX SITUATION OR WHETHER OR NOT TO MAKE AN 83(b) ELECTION. YOU SHOULD CONTACT YOUR PERSONAL LEGAL OR TAX ADVISERS WITH RESPECT TO THE STATE AND FEDERAL INCOME TAX TREATMENT OF PURCHASING AND DISPOSING OF YOUR STOCK.

INTERNAL REVENUE CODE SECTIONS

         Section 421 of the Internal Revenue Code (the "Code") provides rules for the tax treatment of "incentive stock options"("ISOs"), as that term is defined by Section 422 of the Code. Section 83 of the Code provides special rules for the tax treatment of property which is received in connection with the performance of services and which is subject to vesting.

ISO TAX TREATMENT - USUALLY NO TAX UNTIL YOU SELL YOUR STOCK

         Your option is intended to be an ISO. If you hold the stock you are purchasing under your option for more than two (2) years from the date of grant AND more than one (1) year from the date of exercise, upon any subsequent sale or other disposition of such shares you will have capital gains or loss. Capital gains are taxed at reduced rates if you held the shares for more than 1 year (20% federal rate).

         If you sell or dispose of the stock within two (2) years from the date of grant OR within 1 year from the date of exercise (a "disqualifying disposition"), the special capital gains tax treatment of Code Section 421 will not apply. GENERALLY, in that event, you will recognize taxable ordinary income in an amount equal to the lesser of: (i) the excess of the fair market value of the shares at the time of exercise over the exercise price of the option, or
(ii) your actual gain on the purchase and sale. The gain (if any) in excess of the amount of ordinary income recognized, or the loss (if any) will be a capital gain or loss. An exception to this general rule applies if your stock is subject to the company's repurchase right (see "Early Exercise" below).

ALTERNATIVE MINIMUM TAX - POTENTIAL TAX AT EXERCISE

         The alternative minimum tax is a separately computed tax that is imposed only if and to the extent it exceeds your regular tax for the taxable year. Basically, the alternative minimum tax is an amount equal to twenty-six percent (26%) of your "alternative minimum taxable income" for the year of up to $175,000 and twenty-eight percent (28%) of any excess ($87,500 in the case of a married individual filing a separate return). "Alternative minimum taxable income" generally is determined by (i) reducing adjusted gross income by an exemption amount ($45,000 for joint declarations and $33,750 for single taxpayers, less $0.25 for each dollar of alternative minimum taxable income in excess of $150,000 or $112,500, respectively) and certain specifically defined deductions, and (ii) by adding to the amount so calculated certain tax preference items and other adjustments.

         As a general rule, WHEN YOU EXERCISE AN ISO, the excess of the (1) fair market value of the stock acquired on the date of exercise over (2) the exercise price (the "spread") is added to your alternative minimum taxable income.

EARLY EXERCISE - EXERCISE BEFORE VESTING

         If your option agreement permits you to "early exercise," you can exercise an UNVESTED option and, instead, receive unvested stock. Unvested stock is stock that the Company can buy back from you at the price you paid. The unvested stock will become vested - meaning that the Company's buy-back right lapses - as the option would have vested.

         The main reasons for exercising before you are vested are: (i) to minimize the ordinary income portion (and maximize the capital gains portion) of your option gain and (ii) to minimize your alternative minimum tax liability. To gain these tax advantages, you must file an 83(b) election within thirty (30) days after your exercise.

ALTERNATIVE MINIMUM TAX CONSEQUENCES OF EARLY EXERCISE

         If you early exercise and do not file an 83(b) election, the addition to your alternative minimum taxable income is not calculated on the date of exercise. Instead, it is calculated on the date your stock vests. This means that the excess of (i) the fair market value of the stock on the DATE OF VESTING over (ii) the option exercise price, will be included in alternative minimum taxable income for the year in which the date of vesting occurs.

         However, if you make a valid 83(b) election within THIRTY (30) DAYS FROM THE DATE OF EXERCISE, you can use the fair market value on the date of exercise (determined without regard to the repurchase option) to calculate any potential alternative minimum tax in the year of exercise. Thus, if you early exercise while the fair market value of the stock is low and make an 83(b) election, you can minimize your potential alternative minimum tax liability.

ORDINARY INCOME TAX CONSEQUENCES OF EARLY EXERCISE

         If you early exercise and do not file an 83(b) election, upon a disqualifying disposition you will have ordinary income equal to the excess of
(i) the fair market value of the shares ON THE DATE(S) YOUR RIGHTS IN THE SHARES "VESTED" over (ii) the exercise price. The amount of ordinary income recognized will normally be limited to your gain. Any gain that is not taxed as ordinary income will be capital gain.

         Because Section 83 is used to measure ordinary income following a disqualifying disposition, it may be possible to make an election under Section 83(b) of the Code within 30 days of the exercise of your option, so that the ordinary income you recognize upon a disqualifying disposition will be no greater than the spread between (i) the option exercise price, and (ii) the value of the stock ON THE DATE OF EXERCISE (rather than the date the option vests). Thus, if you exercise early and file an 83(b) election, any increase in the fair market value of the stock after the date of exercise would be capital gain.

         However, because there is no express IRS authority advising that an 83(b) election can limit the recognition of ordinary income upon a disqualifying disposition, you should consult with your tax advisor before relying on such an election.

         YOU HAVE ONLY THIRTY (30) DAYS FROM THE DATE OF EXERCISE TO FILE THE ELECTION.

INSTRUCTIONS FOR FILING ELECTIONS

         Attached is a form of election under Section 83(b). If you wish to make the election described above, you should complete, sign and date the election and then proceed as follows:

         (a) Make four (4) copies of the completed election.

         (b) Mail the signed original election to the IRS Service Center with which you file your federal income tax return. This should be mailed via certified mail, return receipt requested. This election SHOULD BE SENT IMMEDIATELY, as you have only thirty (30) days from the date of purchase to make the election; no waivers, late filings or extensions are permitted. See http://www.irs.ustreas.gov/prod/where_file/index.html for a listing of IRS Service Centers.

         (c) Deliver one (1) copy of the completed election to the Company for its files.

         (d) Attach one (1) copy of the election to your IRS Personal Income Tax Return (Form 1040) when you file it next year.

         (e) Attach one (1) copy of the election to your California income tax return (Form 540) when you file it next year (assuming you file a California income tax return).

         (f) Retain one (1) copy of the election for your personal permanent records.

         A separate 83(b) election is not required to be filed in California if you file a federal Section 83(b) election.

         IT IS YOUR RESPONSIBILITY, NOT THE COMPANY'S, TO MAKE SURE THAT THE ELECTION IS PROPERLY MAILED TO THE TAXING AUTHORITIES AND ATTACHED TO YOUR TAX RETURN FILED NEXT YEAR.

         Remember, that, if you desire to make the election, a separate election must be made with regard to the exercise of each portion of your option if any of the stock acquired is subject to a risk of forfeiture.

Internal Revenue Service Center

-------------------------------

-------------------------------

         Re: Protective Election Under Section 83(b) of the Internal Revenue Code of 1986

Ladies and Gentlemen:

         I hereby made a protective election under section 83(b) of the Internal Revenue Code of 1986 to include in gross income on the date of transfer any excess of fair market value over purchase price with respect to the transfer of the property described below:

1.        Name:
                           --------------------------------------------

2.        Address:
                           --------------------------------------------

                           --------------------------------------------

3.       Social Security Number:
                                  ----------------------------

4.       Tax Year of Election:  Calendar Year of              .
                                                 -------------

5. Description of Property: _________ shares of Common Stock of Z Media, Inc., (the "Company").

6.       Date of Property Transfer:  _________.

7. Nature of Property Restrictions: Property is subject to the Company's right to repurchase the stock at the undersigned's original purchase price if the undersigned ceases to be associated with the Company, which right will generally lapse over a designated vesting period.

8. Fair Market Value at the Time of Transfer: $_________ per share for an aggregate of $_________. The Fair Market Value at the time of transfer was determined without regard to any lapse restrictions as defined in section 1.83-3(i) of the Income Tax Regulations.

9. Amount Paid for Property: $_________ per share for an aggregate of $_________.

10. A copy of this election has been furnished to the Company, the person for whom the services are performed.

                                         Sincerely,


                                         ---------------------------------------
                                                       Signature


                                         ---------------------------------------
                                                         Date